Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2001, relating to the financial statements and financial highlights which appears in the November 30, 2001 Annual Report to Shareholders of the Oak Ridge Funds, Inc. (comprised of the Oak Ridge Small Cap Equity Fund and the Oak Ridge Large Cap Equity Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
March 22, 2002